SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-12

                            INTEGRA BANK CORPORATION
                (Name of Registrant as Specified In Its Charter)

    ________________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          _________________________________________________________________

     2)   Aggregate number of securities to which transaction applies:

          _________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          _________________________________________________________________

     4)   Proposed maximum aggregate value of transaction:

          _________________________________________________________________

     5)   Total fee paid:

          _________________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          _________________________________________________________________

     2)   Form, Schedule or Registration Statement No.:

          _________________________________________________________________

     3)   Filing Party:

          _________________________________________________________________

     4)   Date Filed:

          _________________________________________________________________

(INTEGRA BANK CORPORATION LOGO)

21 S. E. THIRD STREET
EVANSVILLE, INDIANA 47708
812-464-9677

March 17, 2006

Dear Fellow Shareholder:

On behalf of your Board of Directors, you are cordially invited to attend the Annual Meeting of Shareholders of Integra Bank Corporation. The location for the Annual Meeting of Shareholders has changed. We will hold the meeting on Wednesday, April 19, 2006 in the Worthington Room of Integra Bank N.A., 21 S. E. Third Street, Evansville, Indiana. Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and in the Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, please vote your shares as soon as possible to ensure they are represented at the meeting. Please complete, sign, date and return the enclosed proxy card. If you hold shares of Integra Bank Corporation Common Stock directly in your name, you may also vote by telephone or through the Internet by following the instructions described on your proxy card.

In the recent past, shareholders have been given a separate annual report to shareholders as well as our Annual Report on Form 10-K. This year we have added additional information to the Form 10-K and are not distributing a separate report to shareholders. I encourage you to receive future Integra Bank Corporation proxy statements, annual reports and related materials electronically and help us save costs in producing and distributing these materials. If you wish to receive future shareholder materials electronically, please refer to the section entitled "Can I receive future Proxy Statements and Annual Reports electronically?" on page 2 of the Proxy Statement for instructions.

We have provided space on the proxy card for comments. We urge you to use it to let us know your feelings about the Company or to bring a particular matter to our attention. If you hold your shares through an intermediary, please feel free to write to us directly.

Thank you for your continued interest and support of Integra Bank Corporation.

Sincerely,


/s/ Michael T. Vea
-------------------------------------
Michael T. Vea
Chairman, President and
Chief Executive Officer

                            INTEGRA BANK CORPORATION
                              21 S. E. THIRD STREET
                            EVANSVILLE, INDIANA 47708

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:                Wednesday, April 19, 2006

TIME:                9:30 a.m. CDT

PLACE:               Worthington Room
                     Integra Bank N.A.
                     21 S. E. Third Street
                     Evansville, Indiana 47708

ITEMS OF BUSINESS:   1.   To elect four directors, each to serve a term expiring
                          at the 2009 Annual Meeting of Shareholders.

                     2.   To ratify the appointment of Crowe Chizek and Company
                          LLC as the independent registered public accounting firm for 2006.

                     3. To transact such other business that may properly be brought before the meeting.

RECORD DATE:         You may vote at the meeting if you were a shareholder of
                     record at the close of business on February 21, 2006.

VOTING BY PROXY:     If you cannot attend the annual meeting in person, you may vote your shares by telephone or over the Internet no later than 11:59 p.m. EDT on April 18, 2006 (as directed on the
                     enclosed proxy card), or by completing, signing and
                     promptly returning the enclosed proxy card by mail. We
                     encourage you to vote by telephone or Internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope,
                     for which no postage is required if mailed in the United
                     States.

                                        By Order of the Board of Directors,


                                        /s/ Martin M. Zorn
                                        ----------------------------------------
                                        Martin M. Zorn
                                        Secretary

MARCH 17, 2006

PROXY STATEMENT
TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
GENERAL INFORMATION......................................................      1
   Questions and Answers About The Annual Meeting and Voting.............      1
   Security Ownership of Management and Principal Owners.................      3
   Section 16(a) Beneficial Ownership Reporting Compliance...............      4
   Incorporation By Reference............................................      4
   Other Matters.........................................................      4

BOARD OF DIRECTORS.......................................................      5
   General...............................................................      5
   Corporate Governance Matters..........................................      5
   Committees............................................................      6
   Nominees and Continuing Directors.....................................      8
   Director Compensation.................................................      9

COMPENSATION OF EXECUTIVE OFFICERS.......................................     10
   Report of the Compensation Committee on Executive Compensation........     10
   Summary Compensation Table............................................     13
   2005 Stock Option Grants..............................................     14
   2005 Stock Option Exercises and Year-End Values.......................     15
   Long-Term Incentive Plan Benefits.....................................     15
   Equity Compensation Plan Information..................................     16
   Employment Agreements.................................................     16
   Other Compensation Plans..............................................     17

AUDIT-RELATED MATTERS....................................................     18
   Report of the Audit Committee.........................................     18
   Information Concerning Principal Accounting Firm......................     20
   Pre-Approval Policies and Procedures..................................     20

COMPARATIVE STOCK PERFORMANCE............................................     21
TRANSACTIONS WITH MANAGEMENT.............................................     22
PROPOSALS FOR SHAREHOLDER ACTION AT THE MEETING..........................     22
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING............................     22
CHARTER OF THE AUDIT COMMITTEE OF THE BOARDS OF DIRECTORS OF INTEGRA BANK
CORPORATION AND INTEGRA BANK N.A.........................................    A-1

                            INTEGRA BANK CORPORATION
                               EVANSVILLE, INDIANA

                                 PROXY STATEMENT

                               GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Integra Bank Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, April 19, 2006 in accordance with the foregoing notice. This Proxy Statement and the enclosed proxy card are first being mailed or given to shareholders on or about March 17, 2006.

            QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

WHO MAY VOTE AT THE MEETING?

Only shareholders of record at the close of business on February 21, 2006 will be eligible to vote at the meeting or any adjournment thereof.

As of February 21, 2006, the Company had 17,481,948 shares of common stock outstanding. On all matters including the election of directors, each shareholder will have one vote for each share held.

WHAT ARE MY VOTING RIGHTS?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 17,481,948 VOTES are entitled to be cast at the meeting. There is no cumulative voting.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

In accordance with our bylaws, a quorum will be present if the holders of a majority of the outstanding shares of common stock are present at the meeting, in person, or by proxy.

WHAT VOTE IS REQUIRED FOR THE ELECTION OF DIRECTORS OR FOR A PROPOSAL TO BE APPROVED?

Directors will be elected by a plurality of the votes cast by the shares entitled to vote at the meeting. The ratification of the appointment of the independent registered public accounting firm requires that the number of votes cast in favor of the proposal be greater than the number opposing it.

HOW ARE VOTES COUNTED?

All shares that have been properly voted, and not revoked, will be voted at the meeting in accordance with your instructions. If you sign and return your proxy card, but do not specify how you wish your shares to be voted, your shares represented by that proxy will be voted as recommended by the Board of
Directors: "FOR" the four nominees for terms ending in 2009 and "FOR" ratification of the appointment of Crowe Chizek and Company LLC as our independent registered public accounting firm for 2006.

A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. The non-voting of shares or abstentions will not affect the outcome of either of the matters which are scheduled to be considered at the meeting.

CAN I VOTE MY SHARES IN PERSON AT THE MEETING?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you want to vote shares that you hold in street name at the meeting, you must request a legal proxy from your broker, bank or other nominee that holds your shares.

HOW DOES THE BOARD RECOMMEND THAT I VOTE?

The Board of Directors recommends a vote:

-    "FOR" each of the nominees of the Board; and

- "FOR" the ratification of the appointment of Crowe Chizek and Company LLC as our independent registered public accounting firm for 2006.

WHAT IF I DO NOT SPECIFY HOW I WANT MY SHARES VOTED?

The shares will be voted in accordance with the direction of the shareholder as specified on the proxy. In the absence of instructions, the proxy will be voted:

-    "FOR" the election of the four nominees of the Board; and

- "FOR" the ratification of the appointment of the independent registered public accounting firm.

CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?

Any shareholder executing a proxy has the right to revoke it by the execution of a subsequently dated proxy, by written notice delivered to the Secretary of the Company prior to the exercise of the proxy or by voting in person at the meeting.

HOW ARE VOTING RESULTS RELEASED?

The preliminary voting results will be announced at the meeting. The final voting results will be tallied by our Transfer Agent and Inspector of Elections and published in the Company's quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2006.

WHO PAYS FOR THE COST OF PROXY PREPARATION AND SOLICITATION?

The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Company. All costs associated with the solicitation will be borne by the Company. Employees of the Company or its subsidiaries, without additional compensation, may solicit proxies, either personally, by letter or by telephone.

CAN I RECEIVE FUTURE PROXY STATEMENTS AND ANNUAL REPORTS ELECTRONICALLY?

Yes. If you are a shareholder of record, you may request and consent to electronic delivery of future proxy statements, annual reports and other shareholder communications by marking the "Electronic Access" box on your proxy card or by contacting our Transfer Agent, Integra Bank Wealth Management Division, by calling (812) 464-9668 or toll-free at (877) 642-9664 or by writing: Integra Bank N.A., Wealth Management Division, 21 S. E. Third Street, P.O. Box 868, Evansville, Indiana 47705-0868. If your shares are held in street name, please contact your broker or other nominee and ask about the availability of electronic delivery.

              SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL OWNERS

The following table sets forth as of February 1, 2006, the number of shares of common stock of the Company beneficially owned by the directors and nominees, the Named Executive Officers listed in "Compensation of Executive Officers", and all directors and executive officers as a group. There is no person or group of persons known to management who beneficially owned more than 5% of the outstanding common stock of the Company.

                                        AMOUNT AND NATURE OF
                                            COMMON STOCK
NAME OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP (1)   PERCENT OF CLASS
------------------------              ------------------------   ----------------
Sandra Clark Berry                            529,192 (2)               3.0%
Archie M. Brown                                98,648 (3)                  *
Michael B. Carroll                             16,370 (4)                  *
H. Ray Hoops                                    6,911 (5)                  *
George D. Martin                              152,555 (6)                  *
Thomas W. Miller                              114,763                      *
Richard M. Stivers                              9,649 (7)                  *
Sheila A. Stoke (8)                             4,524 (8)                  *
Robert W. Swan                                  6,048 (9)                  *
Robert D. Vance                               763,036(10)               4.4%
Michael T. Vea                                414,130(11)               2.4%
William E. Vieth                               57,431(12)                  *
Daniel T. Wolfe                                48,626                      *
Martin M. Zorn                                 94,775(13)                  *
All directors and executive
   officers as a group (13 persons)         2,312,134(14)              13.1%

* Represents less than one percent of the shares of Common Stock outstanding as of February 1, 2006.

(1) The nature of beneficial ownership, unless otherwise noted, represents sole voting and investment power.

(2) Includes 66,809 shares with sole voting and investment power; 199 shares with shared voting and investment power; and 462,184 shares with shared voting and investment power as attorney-in-fact for mother.

(3) Includes 6,219 shares with sole voting and investment power; 4,902 shares acquired under the 401(k) Plan as of December 31, 2005; and 87,527 shares that Mr. Brown may acquire under stock options currently exercisable.

(4) Includes 2,370 shares with sole voting and investment power; and 14,000 shares that Mr. Carroll may acquire under stock options currently exercisable.

(5) Includes 983 shares with sole voting and investment power and 5,928 shares with sole voting and investment power by spouse.

(6) Includes 135,455 shares with sole voting and investment power; 15,000 shares with sole voting and investment power by spouse; and 2,100 shares indirectly owned through Dawson-Martin Partnership of which Mr. Martin is a partner.

(7) Includes 1,226 shares with sole voting and investment power and 8,423 shares with shared voting and investment power with spouse.

(8) Ms. Stoke terminated her employment with the Company on December 9, 2005. Includes 190 shares with sole voting and investment power; and 4,334 shares that Ms. Stoke may acquire under stock options currently exercisable. 1,333 shares of unvested restricted stock were forfeited on December 9, 2005.

(9) Includes 1,248 shares with sole voting and investment power; and 4,800 shares with shared voting and investment power with spouse.

(10) Includes 721,658 shares with sole voting and investment power; 31,928 shares with sole voting and investment power by spouse; and 9,450 shares that Mr. Vance may acquire under stock options currently exercisable.

(11) Includes 28,684 shares with sole voting and investment power; 2,600 shares with shared voting and investment power with spouse; and 382,846 shares that Mr. Vea may acquire under stock options currently exercisable.

(12) Includes 1,287 shares with sole voting and investment power and 12,000 shares that Mr. Vieth may acquire under stock options currently exercisable. Also includes 44,144 shares with sole voting and investment power by spouse as trustee. Mr. Vieth disclaims beneficial ownership of such shares.

(13) Includes 6,710 shares with sole voting and investment power; 10,023 shares with shared voting and investment power with spouse; 989 shares acquired under the 401(k) Plan as of December 31, 2005; and 77,053 shares that Mr. Zorn may acquire under stock options currently exercisable.

(14) Includes 587,210 shares that may be acquired under stock options currently exercisable.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires certain of the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that all filing requirements under Section 16(a) of the Exchange Act by those required to file have been complied with, except that George D. Martin, Director filed a late Form 4 reporting a sale of stock.

                           INCORPORATION BY REFERENCE

To the extent this Proxy Statement has or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled "Report of the Compensation Committee on Executive Compensation", "Report of the Audit Committee", and "Comparative Stock Performance" shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

                                  OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters that may come before the meeting. However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of printing hereof and which may properly come before the meeting. A COPY OF THE COMPANY'S 2005 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) HAS BEEN SENT TO SHAREHOLDERS. EXHIBITS TO THE 10-K WILL BE MADE AVAILABLE UPON REQUEST, EXCEPT THAT THE COMPANY RESERVES THE RIGHT TO CHARGE A REASONABLE ADMINISTRATIVE FEE FOR COPYING AND MAILING COSTS. ADDRESS ALL REQUESTS, IN WRITING, FOR THIS DOCUMENT TO SECRETARY, INTEGRA BANK CORPORATION, 21 S. E. THIRD STREET, P. O. BOX 868, EVANSVILLE, INDIANA 47705-0868. THE ANNUAL REPORT ON FORM 10-K CAN ALSO BE ACCESSED THROUGH THE COMPANY'S WEB SITE, HTTP://WWW.INTEGRABANK.COM.

                               BOARD OF DIRECTORS

                                     GENERAL

The business of the Company is managed under the direction of the Board of Directors. It has responsibility for establishing broad corporate policies and for the overall performance of the Company. The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on those matters that require Board approval. It also holds special meetings when an important matter or required Board action arises between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility.

The Board of Directors currently consists of ten members. The same persons that serve as directors of the Company also serve as the directors of the Company's principal subsidiary, Integra Bank N.A. (the "Bank"). The Board is classified into three classes serving staggered three-year terms. Directors who reach retirement age during their term in office must retire from the Board at the first annual meeting of shareholders after they reach the age of 70.

During 2005, the Board of Directors held ten meetings. Directors are expected to attend Board meetings and meetings of the committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of the incumbent directors attended at least 89% of the aggregate number of meetings of the Board and committees on which he or she served. Directors are also expected to attend the annual meeting of shareholders. All directors attended the 2005 annual meeting of shareholders.

                          CORPORATE GOVERNANCE MATTERS

The Company is committed to monitoring the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing shareholder value over the long term. The Board has established governance policies and structures intended to assist in meeting this commitment and comply with the requirements of the Securities and Exchange Commission and Nasdaq stock market. The Board has also adopted Corporate Governance Principles. The Nominating and Governance Committee periodically reviews and makes recommendations for modification of the Corporate Governance Principles to meet applicable legal requirements and "best practices" that continue to develop in the area of corporate governance. The current version of our Corporate Governance Principles may be viewed online on the Company's web site at http://www.integrabank.com under "Corporate Governance" in the Investor Relations section.

The Board of Directors holds a retreat annually. During the retreat in 2005, the directors focused on strategic issues and corporate governance matters. To assist directors in performing their responsibilities, directors also attend seminars. During 2005, two non-employee directors attended seminars in specialized areas, such as audit-related matters, compensation philosophies and corporate governance. The information obtained during these seminars was shared with the other Board members. Members of the Board maintain memberships with nationally recognized organizations for corporate and bank directors.

The Corporate Governance Principles provide that non-employee directors intend to meet in executive session before or after every scheduled meeting of the Board, but at a minimum will meet at least twice per year in executive session. During 2005, the non-employee directors met nine times in executive sessions. The purposes of the executive sessions are to develop a consensus on key issues and facilitate a free discussion and evaluation of proposals from management. The Corporate Governance Principles provide that the non-employee directors may designate one of them to serve as a Presiding Independent Director. The responsibilities of the Presiding Independent Director include (1) chairing the executive sessions; (2) serving as the principal liaison between the non-employee directors and senior management; and (3) working with the Chairman of the Board to finalize information flow to the directors, the content of meeting agendas and proposed meeting schedules. Robert D. Vance has served as Presiding Independent Director since October 2003 and was re-elected to serve a one-year term beginning April 19, 2006.

As required by the Corporate Governance Principles, the Board has determined that a substantial majority of the directors meet the definition of "independent" in the listing standards of the Nasdaq stock market. Based on the information furnished by the directors, the Board has determined that all of the current directors, with the exception of Mr. Vea (who is a full-time employee of the Company), currently meet these standards. All members of the Board's Audit Committee, Compensation Committee and Nominating and Governance Committee are independent directors.

The Corporate Governance Principles provide that directors and executive officers are expected to own specified amounts of the Company's common stock. Directors are expected to own shares with an aggregate value equal to $100,000 within five years of being elected a director. Executive officers are expected to own shares with an aggregate value equal to a specified multiple of base salary, depending upon the management level, to be achieved by the later of the end of 2007 or five years from the date of initial employment. The Board of Directors has approved a Code of Business Conduct and Ethics that applies to all directors and employees of the Company and the Bank. A copy of this code may be viewed online on the Company's web site at http://www.integrabank.com under "Corporate Governance" in the Investor Relations section.

The Board has implemented a process by which shareholders may send communications to the Board's attention. Any shareholder desiring to communicate with the Board or any director should send their communication to Integra Bank Corporation, Board of Directors, c/o Secretary, P.O. Box 868, Evansville, Indiana 47705-0868. The Board has instructed the Secretary to promptly forward all such communications to the addressees.

                                   COMMITTEES

The Board of Directors of the Company has five principal standing committees - Audit, Compensation, Nominating and Governance, Credit and Risk Management, and ALCO and Finance. These are joint committees with the Board of Directors of the Bank. A sixth committee, the Wealth Management Committee, is a committee of the Bank Board of Directors only. The table below provides the current membership and meeting information for each of the committees of the Board of Directors of the Company and the Bank.

                                             NOMINATING AND   CREDIT AND RISK   ALCO AND     WEALTH
        NAME          AUDIT   COMPENSATION     GOVERNANCE       MANAGEMENT       FINANCE   MANAGEMENT
        ----          -----   ------------   --------------   ---------------   --------   ----------
Sandra Clark Berry                                                   X                        Chair
H. Ray Hoops            X           X             Chair
George D. Martin                                    X              Chair
Thomas W. Miller                    X                                X
Richard M. Stivers                Chair             X                               X
Robert W. Swan (1)    Chair                         X
Robert D. Vance (2)                                 X                             Chair
Michael T. Vea                                                                                 X
William E. Vieth                                                     X              X          X
Daniel T. Wolfe         X                                            X

Meetings held in
   fiscal 2005          13          9               6                9              8          4

(1)  Audit Committee financial expert

(2)  Presiding Independent Director

The following is a summary of the responsibilities of each of the Company's committees.

AUDIT COMMITTEE

The Audit Committee acts under a written charter which may be viewed online on the Company's web site at http://www.integrabank.com under "Corporate Governance" in the Investor Relations section. A copy of the charter is attached as Exhibit A to this Proxy Statement. The principal functions of the Audit Committee, which consists solely of independent directors as defined in the Nasdaq listing rules, are to assist the Board of Directors in monitoring (1) the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company; (2) the independent auditor's qualifications and independence; (3) the performance of the Company's internal audit function; (4) the performance of the independent auditor; and (5) the Company's compliance with legal and regulatory requirements. The Board of Directors has designated Mr. Swan as an "audit committee financial expert." The Report of the Audit Committee appears on page 18 of this Proxy Statement.

COMPENSATION COMMITTEE

The Compensation Committee acts under a written charter, which may be viewed online on the Company's web site at http://www.integrabank.com under "Corporate Governance" in the Investor Relations section. The principal functions of the Compensation Committee, which consists solely of "independent" directors as defined in the Nasdaq listing rules, are to (1) determine and approve the compensation payable to the Chief Executive Officer, Chief Financial Officer, Executive Vice President - Chief Risk Officer, and the Executive Vice President
- Commercial and Consumer Banking (collectively, the "Principal Officers"); (2) consider the Chief Executive Officer's performance evaluation from the Nominating and Governance Committee in determining the Chief Executive Officer's annual base salary; (3) evaluate the relationship between the performance of the Company, the performance of the Principal Officers, and the Company's compensation policies in determining the Principal Officers' compensation; (4) issue reports in accordance with SEC rules regarding compensation policies; and
(5) approve and administer stock-based, profit-sharing and executive incentive compensation plans. The Report of the Compensation Committee on Executive Compensation appears on page 10 of this Proxy Statement.

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee acts under a written charter, which may be viewed online on the Company's web site at http://www.integrabank.com under "Corporate Governance" in the Investor Relations section. The principal functions of the Nominating and Governance Committee, which consists solely of "independent" directors as defined in the Nasdaq listing rules are to (1) assist the Boards by identifying individuals qualified to become Board members and to recommend to the Boards the director nominees for election or appointment; (2) review and recommend changes to the Corporate Governance Principles; (3) evaluate the performance of the Chief Executive Officer and share the results of its evaluation with the Compensation Committee and the Boards; (4) lead the Boards in their annual self-evaluation and performance; (5) recommend members and chairs for each standing committee; (6) determine and evaluate succession plans for the Chief Executive Officer; and (7) oversee compliance with key regulatory issues.

The Nominating and Governance Committee, with the active assistance of the Chairman of the Board, is responsible for screening and recommending possible nominees for director. The Nominating and Governance Committee has not established minimum qualifications for director nominees; however, the criteria for evaluating all candidates, which are reviewed annually, include such factors as areas of expertise, ownership in the Company, community service, other board experiences and geographic, occupational, gender, race and age diversity. The Nominating and Governance Committee has not paid any third party a fee to assist in the process of identifying or evaluating candidates. The Nominating and Governance Committee will consider candidates recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration by the Nominating and Governance Committee should send such recommendation addressed to: Secretary, Integra Bank Corporation, P.O. Box 868, Evansville, Indiana 47705-0868, who will forward it to the committee. Any such recommendation should include a description of the candidate's qualifications for board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at the annual meeting of shareholders, rather than recommend the individual to the Nominating and Governance Committee as a nominee, must comply with the advance notice and eligibility requirements contained in Articles II, Section 9 of the Company's Bylaws, a copy of which is available on request addressed to:
Secretary, Integra Bank Corporation, P.O. Box 868, Evansville, Indiana 47705-0868. The Company has not received director candidates put forward by a shareholder or group of shareholders who beneficially own more than 5% of the Company's common stock.

CREDIT AND RISK MANAGEMENT COMMITTEE

The principal functions of the Credit and Risk Management Committee are to (1) review and approve all policies with regard to loans and risk management; (2) make amendments to such policies; and (3) exercise all other powers of the Boards of Directors that may lawfully be delegated to it regarding loans and risk management.

ALCO AND FINANCE COMMITTEE

The principal functions of the ALCO and Finance Committee are to assist the Boards of Directors in fulfilling their oversight responsibilities with regard to (1) asset and liability management; (2) capital and dividend planning; (3) liquidity adequacy; (4) budgeting and forecasting; and (5) contingency planning with respect to the foregoing.

WEALTH MANAGEMENT COMMITTEE

The principal functions of the Wealth Management Committee are to assist the Bank Board of Directors in fulfilling its oversight responsibilities of managing and supervising the fiduciary activities, non-deposit product activities, and the insurance activities of Integra Bank N.A.

                        NOMINEES AND CONTINUING DIRECTORS

NOMINEES FOR TERMS ENDING IN 2009

SANDRA CLARK BERRY: Age 45, director since 2002. Ms. Berry is a Private Investor. She previously served as a Registered Nurse with Trover Foundation, a position she held from April 2001 until March 2004. Ms. Berry was the Executive Vice President, West Kentucky Bank from January 1999 until January 2001, and Cashier of West Kentucky Bank from January 1997 until December 1998. She served as Director of Webster Bancorp from January 1999 until January 2001, and as Secretary of Webster Bancorp from January 1997 until January 2001.

THOMAS W. MILLER: Age 57, director since 2002. Since 1999, Mr. Miller has served as President and Attorney, Miller, Griffin & Marks, P.S.C., a law firm. He joined the firm in 1974.

RICHARD M. STIVERS: Age 56, director since 2002. Mr. Stivers is Senior Vice President and Chief Financial Officer, Deaconess Health System, Inc., a health care organization. He has held these positions since 1988.

MICHAEL T. VEA: Age 47, director since 1999. Mr. Vea is Chairman of the Board, President and Chief Executive Officer of the Company and Integra Bank National Association. He has served as Chairman of the Board and Chief Executive Officer of the Company since August 1999 and was named President of the Company in January 2000. Mr. Vea previously served as President and Chief Executive Officer, Bank One, Cincinnati, Ohio, a position he held from 1995 until 1999.

CONTINUING DIRECTORS - TERMS ENDING IN 2007

DR. H. RAY HOOPS: Age 66, director since 1996. Dr. Hoops is President of University of Southern Indiana, a position he has held since 1994.

ROBERT W. SWAN: Age 58, director since 2001. Since 1995, Mr. Swan has served as Senior Partner, Kemper CPA Group LLP, a public accounting firm. He joined the partnership in 1983.

ROBERT D. VANCE: Age 65, director since 1998. Mr. Vance is a Private Investor and retired Interim Chairman of the Board and Interim Chief Executive Officer of the Company, a position he held from February 1999 to September 1999. He also served as Senior Vice President, National City Bancshares, Inc. from August 1998 to February 1999 and Chairman and Chief Executive Officer, Community First Financial, Inc., a bank holding company, from 1987 to August 1998.

CONTINUING DIRECTORS - TERMS ENDING IN 2008

GEORGE D. MARTIN: Age 58, director since 1998. Since 1970, Mr. Martin has served as Member, R. R. Dawson Bridge Co., LLC, a bridge construction firm. He also serves as President, R. R. Dawson Realty, Inc., a position he has held since 1973. From 1995 until 2001, Mr. Martin served as Member, Dabney Group LLC.

WILLIAM E. VIETH: Age 64, director since 2002. Mr. Vieth is a Private Investor and retired Chairman of the Board of Integra Bank N.A., a position he held from 2000 to 2001. From 1965 to 1996, he served in various capacities at Citizens National Bank, including President, CNB Bancshares, Inc.; Chairman, Citizens National Bank; and President and CEO, Citizens National Bank.

DANIEL T. WOLFE: Age 47, director since 2002. Since 1980, Mr. Wolfe has served as Vice President, Chief Operating Officer and General Manager of Wolfe's Terre Haute Auto Auction, an automobile auction company. He also serves as President, Chief Operating Officer and General Manager of Wolfe's South Bend Auto Auction; Vice President, Wolfe's Evansville Auto Auction; and President, El Lobo Inc., an automobile dealership.

                              DIRECTOR COMPENSATION

Employee Directors

Directors who are employees of the Company receive no separate compensation for Board service. Mr. Vea is the only director who is also an employee of the Company.

Non-Employee Directors

In 2005, non-employee directors received the following compensation:

Annual Retainer:

     - $12,000 restricted stock retainer issued under the Company's 2003 Stock Option and Incentive Plan. On April 21, 2005, each non-employee director was granted 585 shares of restricted stock. The restricted stock will vest in three equal annual installments beginning on April 21, 2006 or if earlier, in full on the date he or she is no longer serving as a director. Mr. Reherman retired effective August 17, 2005 and his restricted stock grants in 2004, and 2005 vested immediately.

     -    $12,000 cash retainer payable in four quarterly payments.

Meeting Fees:

     - $900 cash fee for each Board of Directors meeting of the Company attended.

     -    $600 cash fee for each committee meeting attended.

Presiding Independent Director/Committee Chair Fees:

     - $2,000 fee payable in four quarterly payments to Presiding Independent Director.

     -    $2,000 fee payable in four quarterly payments to Committee Chairs.

Other:

     - $900 additional fee for each full day spent in training at seminars or other training sessions approved in advance by the Chairman of the Board.

     - Reimbursement for travel and other expenses incurred for attending seminars or other training sessions.

     - Reimbursement for accommodations, travel or meals in connection with attending corporate, board or other authorized functions, which includes Board of Directors meetings, committee meetings, and Board retreats.

Annual retainers and meeting fees for 2005 are the same as those paid in 2004. On average, each current non-employee director received cash compensation of approximately $34,000 in 2005. Under the Corporate Governance Principles, non-employee directors are expected to own shares with an aggregate value equal to $100,000 within five years of being elected a director. Each non-employee director meets this requirement.

                       COMPENSATION OF EXECUTIVE OFFICERS

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has prepared the following report regarding 2005 executive compensation.

We approve the compensation of the principal officers, determine the bonus plan annual objectives and targets for those individuals, and review an annual evaluation of the Chief Executive Officer prepared by the Nominating and Governance Committee to determine his annual base salary.

We annually review the Charter that specifies our duties and authority. During 2005, the Board of Directors approved an amendment to the Committee's Charter to define "Principal Officers" as Chief Executive Officer, Chief Financial Officer, Executive Vice President - Chief Risk Officer, and Executive Vice President - Commercial and Consumer Banking. We also annually review the performance of our committee and share the results with the Board of Directors.

COMPENSATION COMMITTEE PHILOSOPHY

The Committee currently consists of the non-employee directors named below. We believe that the Company's compensation policies should meet the following objectives:

- support a pay-for-performance policy that rewards executive officers for coordinated and sustained results that enhance the Company's performance and maximize the value of the Company to its shareholders consistent with achieving the Company's strategic goals; and

_ provide incentive compensation opportunities which are competitive with comparable peer banks, allowing the Company to attract and retain the highly skilled management personnel necessary to insure its long-term success.

These objectives are implemented in an executive compensation program which includes base salaries and fringe benefits, cash bonuses and stock-based compensation, the last two of which are tied only to performance. These components of total compensation are integrated to provide overall compensation that is based on competitive practices relative to both the level and the design of executive compensation in comparable peer banks. When we make a decision regarding any single component of compensation, we also take into account the impact of the proposed change on the competitive position of total compensation.

We compare Integra's Principal Officers' compensation levels with those of a selected peer group. This peer group is comprised of Midwest companies similar in asset size and mix of metro and community markets. It is the Committee's practice to target each element of compensation to each Principal Officer and all Principal Officers as a group at approximately the 60th percentile of the peer group. In doing so, the Committee considers compensation data ranging between the 50th and 75th percentile of that group.

BASE SALARIES

We review and approve salaries for the Chief Executive Officer and the other Principal Officers of the Company on an annual basis. We consider the recommendations of and rely on information provided by Clark Consulting, a compensation consultant experienced in advising financial institutions. The compensation consultant is engaged by and reports directly to the Committee. The information considered generally includes data for the peer group, other public bank holding companies and national compensation surveys. In 2005, we reviewed comparable executive positions within a relevant range for the peer group and other sources, and analyzed each Principal Officer's performance during the prior year and the Company's performance and considered the executive's actual and expected future performance. Based on this analysis, we approved a 4.9% increase in base salary for Mr. Brown and a 5.0% increase in base salary for Mr. Zorn. The Chief Executive Officer's base salary is discussed below under Compensation of CEO.

CASH INCENTIVE COMPENSATION

The Company provides certain Principal Officers with an opportunity to receive a cash bonus for achievement of objective performance targets by means of the Company's 2003 Executive Annual and Long-Term Incentive Plan (the "Cash Incentive Plan"). The Cash Incentive Plan is summarized below under "Other Compensation Plans".

During 2005, the Chief Executive Officer and two other Principal Officers participated in the Cash Incentive Plan. As the Annual Objectives were achieved, sixty percent (60%) of the annual bonus for the 2005 plan year was paid and the remaining forty percent (40%) was deferred until the completion of fiscal year 2006 and is contingent on achieving long-term goals. The bonuses were based strictly on the criteria and calculation methods specified in the Cash Incentive Plan, and we did not make any discretionary adjustments.

STOCK-BASED COMPENSATION

We believe that equity awards motivate executives and other employees to create long-term growth in shareholder value. Periodic equity awards also provide an incentive that focuses the executives' attention on managing the business as owners of the Company and assist executive officers in meeting minimum stock ownership guidelines. Executive officers are expected to own shares having an aggregate fair market value equal to a specified multiple of base salary, depending upon the management level, to be achieved by the later of the end of 2007 or five years from the date of initial employment.

Pursuant to the Company's 2003 Stock Option and Incentive Plan, we may grant options, restricted stock, and other forms of equity based on an evaluation that takes into account performance criteria and goals similar to those used to determine annual cash incentives. We strive to determine the number of shares covered by such grants on performance. The equity is granted as a combination of stock options (2/3 of the grant) and restricted stock (1/3 of the grant). In making these awards, we considered the recommendation of and relied on information provided by Clark Consulting. In addition, we also considered the recommendation of the Chief Executive Officer in determining awards to the other executive officers and employees.

During 2005, Clark Consulting was engaged to analyze the Company's long-term incentive plans in place for the Principal Officers. We granted an award of options and restricted stock to the Chief Executive Officer. The award for the Chief Executive Officer is discussed under Compensation of CEO. We also granted options to purchase an aggregate of 32,252 shares to the other Named Executive Officers and options to purchase an aggregate of 267,902 shares were granted to other employees. The options granted in 2005 fully vested on December 19, 2005, to active employees. Ms. Stoke's stock option grant was forfeited upon her resignation.

During 2005, we also granted awards of restricted stock to the other Named Executive Officers as follows: Mr. Brown, 1,738 shares; Mr. Carroll, 750 shares; Ms. Stoke, 1,000 shares; and Mr. Zorn, 1,665 shares. We also granted an aggregate of 8,650 shares of restricted stock to other employees. The restricted stock awards become non-forfeitable in equal installments over three years. Ms. Stoke's restricted stock was forfeited upon her resignation.

On December 19, 2005, we approved the accelerated vesting of all unvested stock options awarded to recipients under its 1999 Stock Option and Incentive Plan and its 2003 Stock Option and Incentive Plan outstanding on that date. The decision to accelerate the vesting was made primarily to reduce non-cash compensation expense that the Company would have recorded in its income statement in future periods upon the adoption of Financial Accounting Standards Board Statement No. 123R in January 2006. We believe that this action does not represent a change to the Company's compensation philosophy. All other terms and conditions applicable to the accelerated options, including the exercise prices and exercise periods, remain unchanged.

COMPENSATION OF CEO

Michael T. Vea serves as the Company's Chief Executive Officer. Mr. Vea's base salary in 2003 and 2004 was $405,000. In May, 2005, we approved a base salary increase of 4.94% to $425,000 effective April 11, 2005. In determining Mr. Vea's compensation during 2005, we considered the annual financial results of the Company, salaries paid to Chief Executive Officers of banks within the peer group, and an evaluation of his performance that was conducted by the Nominating and Governance Committee. Mr. Vea earned an award of $134,646 under the Cash Incentive Plan. Mr. Vea received sixty percent of that amount ($80,788) in 2005, and the remaining forty percent of the award is deferred until the completion of fiscal year 2006, contingent on the achievement of long-term goals. We also awarded Mr. Vea options to purchase 42,402 shares of the Company's stock (which were fully vested on December 19, 2005) and 6,484 shares of restricted stock (which become non-forfeitable in equal installments over three years). The awards of stock options and restricted stock in 2005 were based on 2004 performance. We reviewed the total compensation paid and other benefits made available to Mr. Vea for 2005 and found those amounts to be reasonable.

SECTION 162(M)

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executives of public companies in excess of $1 million in any year unless the compensation qualifies as performance-based compensation. Historically, the compensation paid to the Company's executive officers would not have been affected by Section 162(m). None of the compensation paid to executive officers of the Company for 2005 is nondeductible. We will consider the possible impact of Section 162(m) on future compensation decisions and will endeavor, where possible, to make compensation awards which qualify as performance-based compensation.

Submitted by the Compensation Committee:

Richard M. Stivers, Chair; Dr. H. Ray Hoops; and Thomas W. Miller.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as a former officer or employee of the Company.

                           SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for the Company's Chief Executive Officer and the four most highly compensated Executive Officers based on salary and bonus for 2005 (the "Named Executive Officers").

                                                                                     LONG TERM COMPENSATION
                                                                                           AWARDS (7)
                                             ANNUAL COMPENSATION                     ----------------------
                                       ------------------------------      TOTAL     RESTRICTED  SECURITIES
                                                         OTHER ANNUAL      CASH         STOCK    UNDERLYING    ALL OTHER
NAME AND                                SALARY   BONUS   COMPENSATION  COMPENSATION    AWARDS      OPTIONS   COMPENSATION
PRINCIPAL POSITION               YEAR    ($)    ($) (3)      ($)           $ (4)       ($) (5)      (#)         ($) (8)
------------------               ----  -------  -------  ------------  ------------  ----------  ----------  ------------
Michael T. Vea                   2005  420,081   80,788          0        500,869    140,443(6)    42,402       11,162
   Chairman of the Board,        2004  420,577  173,502          0        594,079    133,079       45,226        8,900
   President and                 2003  399,615  192,331          0        591,946    109,794       69,968        8,120
   Chief Executive Officer

Archie M. Brown                  2005  255,048   40,129          0        295,177     37,645(6)    11,363        9,621
   Executive Vice-President      2004  253,777   77,413          0        331,190     43,581       14,732        8,665
   Commercial and                2003  237,308   89,372     39,486        366,166     25,776       16,432        8,120
   Consumer Banking

Michael B. Carroll (1)           2005  108,058   36,150          0        144,208     16,245(6)     5,000        6,174
   Senior Vice President,        2004        0        0          0              0          0            0            0
   Controller and                2003        0        0          0              0          0            0            0
   Principal Accounting Officer

Sheila A. Stoke (2)
   Senior Vice President,        2005  104,898        0          0        104,898     21,660(6)     5,000        6,305
   Controller and                2004  105,892   35,000          0        140,892     10,065        5,000        5,952
   Principal Accounting Officer  2003   81,154   27,500     18,386        127,040          0        5,000          495
   (Former)

Martin M. Zorn                   2005  244,609   41,569          0        286,178     36,063(6)    10,889        9,701
   Executive Vice-President,     2004  243,203   71,893          0        315,096     43,581       14,732        8,736
   Chief Risk Officer and        2003  227,308   93,220          0        320,528     25,776       16,432        8,120
   Secretary

(1) Mr. Carroll was appointed an executive officer on December 21, 2005. Prior to becoming an executive officer, he served as Senior Vice President, Risk Manager since 2002.

(2) Ms. Stoke terminated her employment from the Company effective December 9, 2005.

(3) The amounts shown for Mr. Vea, Mr. Brown, and Mr. Zorn are pursuant to the Company's Cash Incentive Plan.

(4)  Total Cash Compensation includes Salary, Bonus and Other Annual
     Compensation.

(5) As of December 30, 2005, the aggregate number of shares of restricted stock held by each Named Executive Officer and the aggregate fair market value of such shares (calculated by multiplying the aggregate number of shares held by such Named Executive Officer by the closing price of the common stock on December 30, 2005) was: Mr. Vea, 13,025 shares ($277,954); Mr. Brown, 3,682 shares ($78,573); Mr. Carroll, 1,500 shares ($32,010); and Mr. Zorn, 3,609 shares ($77,016). Dividends are paid on vested and unvested restricted stock at the same rate as other outstanding shares of the Company's common stock.

(6) On May 10, 2005, Mr. Vea was granted 6,484 shares of restricted stock, Mr. Brown was granted 1,738 shares of restricted stock, Mr. Carroll was granted 750 shares of restricted stock, Ms. Stoke was granted 1,000 shares of restricted stock and Mr. Zorn was granted 1,665 shares of restricted stock. The restricted stock awards vest in equal thirds on each anniversary of the date of issue or upon termination due to death, disability or a "change in control" of the Company. Ms. Stoke's unvested restricted stock was forfeited on December 9, 2005.

(7) No LTIP Payouts to any executive officer during the prior three fiscal years.

(8)  For the year ended December 31, 2005, all other compensation consists of
     (i) Company matching contributions to the Company's Employees 401(k) Plan in the following amounts: Mr. Vea, $8,400; Mr. Brown, $8,400; Mr. Carroll, $5,272; Ms. Stoke, $5,596; and Mr. Zorn, $8,400; (ii) the amount paid by the Company for life insurance in the following amounts: Mr. Vea, $760; Mr. Brown, $505; Mr. Carroll, $662; Ms. Stoke, $660; and Mr. Zorn, $578; and
     (iii) the amount paid by the Company for taxes related to restricted stock:
     Mr. Vea, $2,002; Mr. Brown, $716; Mr. Carroll, $240; Ms. Stoke, $49; and Mr. Zorn, $723.

                            2005 STOCK OPTION GRANTS

The following table sets forth information on the stock options granted to the Named Executive Officers during 2005.

                                Individual Grants

                      Number of
                      Securities
                      Underlying    % of Total Options       Exercise
                       Options     Granted to Employees       Price       Expiration    Grant Date
Name                 Granted (1)          in 2005         ($ Per Share)      Date      Value ($)(2)
----                 -----------   --------------------   -------------   ----------   ------------
Michael T. Vea          42,402            14.12%              21.66        05/10/15       272,645
Archie M. Brown         11,363             3.78%              21.66        05/10/15        73,064
Michael B. Carroll       5,000             1.66%              21.66        05/10/15        32,150
Sheila A. Stoke          5,000             1.66%              21.66        12/09/05        32,150
Martin M. Zorn          10,889             3.62%              21.66        05/10/15        70,016

(1) The options granted vested on December 19, 2005. The Compensation Committee approved the accelerated vesting of unvested stock options outstanding on that date. The accelerated vesting is discussed further in the Report of the Compensation Committee on Executive Compensation.

(2) These values were established using the Black Scholes stock option valuation model, modified to include dividends. Assumptions used to calculate the grant date value during 2005 were as follows:

     (a)  Expected Volatility - A stock price volatility of 33.21%.

     (b)  Risk Free Rate - A risk-free interest rate of 4.04%.

     (c)  Dividend Yield - A dividend yield of 3.00%.

     (d) Time of Exercise - the maximum exercise period for each grant at the time of the grant was 10 years, and the assumed life was 7 years.

                 2005 STOCK OPTION EXERCISES AND YEAR-END VALUES

The following table sets forth the number and value of all unexercised stock options held by the Named Executive Officers at year-end.

                                                           Number of               Value of Unexercised
                                                    Underlying Unexercised        "in-the-money" Options
                                                      Options at 12/30/05            at 12/30/05 (1)
                     Shares Acquired     Value                (#)                          ($)
                        on Exercise    Realized   --------------------------   ---------------------------
Name                       (#)            ($)     Exercisable  Unexercisable   Exercisable   Unexercisable
----                 ---------------   --------   -----------  -------------   -----------   -------------
Michael T. Vea              0              0        382,846          0           406,690           0
Archie M. Brown             0              0         87,527          0           112,146           0
Michael B. Carroll          0              0         14,000          0            12,000           0
Sheila A. Stoke             0              0          4,334          0            15,513           0
Martin M. Zorn              0              0         77,053          0           112,146           0

(1) Value is calculated based on the fair market value of the common stock at fiscal year-end, less the applicable option exercise price. The closing price as reported by Nasdaq on December 30, 2005 was $21.34.

                        LONG-TERM INCENTIVE PLAN BENEFITS

The table below provides information relating to the deferred cash benefits granted to the Named Executive Officers who are participants in the Company's Cash Incentive Plan during the year ended December 31, 2005. Each year forty percent (40%) of the annual cash award, if any, earned under the plan is mandatorily deferred until after December 31, 2006. The deferred cash award is payable to the recipient at the end of the performance period, conditional upon meeting long-term financial performance goals including credit quality.

                                 Estimated Future Payouts Under
                   Performance        Non-Stock Price Based
                    or Other               Plans (1)(2)
                  Period Until   -------------------------------
                   Maturation    Threshold    Target     Maximum
                    or Payout     ($ or #)   ($ or #)   ($ or #)
                  ------------   ---------   --------   --------
Michael T. Vea       1 year         $0        $61,938   $107,718
Archie M. Brown      1 year          0         30,766     53,506
Martin M. Zorn       1 year          0         31,870     55,426

(1) The target and maximum payments are based on the Company's earnings per share percentile ranking as compared to the Board's designated peer group at the end of 2005 and 2006. No payout is to be made if the Company's earnings per share rank below the target rankings at the end of the performance periods.

(2)  Deferred portions of the annual cash awards for 2003, 2004 and 2005 are:
     $297,748 (Mr. Vea); $137,944 (Mr. Brown); and $137,787 (Mr. Zorn). If the
     long-term target level performance goals are met at the end of 2006, the total amount payable in 2007 would be: $342,410 (Mr. Vea); $158,636 (Mr. Brown); and $158,455 (Mr. Zorn). If the long-term maximum performance goals are met at the end of 2006, the total amount payable in 2007 would be:
     $595,496 (Mr. Vea); $275,888 (Mr. Brown); and $275,574 (Mr. Zorn).

                      EQUITY COMPENSATION PLAN INFORMATION

The following table gives information concerning the number of shares of common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2005.

                                                                                                                    C
                                                                                                     Number of securities remaining
                                            A                                    B                    available for future issuance
                            Number of securities to be issued   Weighted-average exercise price of   under equity compensation plans
                               upon exercise of outstanding      outstanding options, warrants and   (excluding securities reflected
                             options, warrants and rights (1)               rights (1)                       in column A)(1)
Plan category                              (#)                                  ($)                                (#)
-------------               ---------------------------------   ----------------------------------   -------------------------------
Equity compensation plans
   approved by security
   holders (2)                         1,320,553                             21.44                               398,947

Equity compensation plans
   not approved by
   security holders                       31,500(3)                          25.83(3)                                  0

Total                                  1,352,053                             21.54                               398,947

(1)  Adjusted to give effect to stock dividends.

(2) Consists of the 1999 Stock Option and Incentive Plan and the 2003 Stock Option and Incentive Plan.

(3) Represents non-qualified options granted to Mr. Vea in 1999 under his Contract of Employment.

                              EMPLOYMENT AGREEMENTS

MR. VEA'S CONTRACT OF EMPLOYMENT

Michael T. Vea is serving as Chief Executive Officer of the Company pursuant to a Contract of Employment dated August 23, 1999. The contract has a three year "evergreen" term that expires December 31, 2009; however, the term automatically extends each year for an additional year unless either party elects to not further extend the term by providing written notice by March 15, 2007. The contract provides for a minimum annual base salary, which is subject to annual review by the Compensation Committee. The base salary may be increased based upon performance criteria (but not decreased below $350,000, except for across-the-board salary reductions similarly affecting all employees of the Company whose job positions and responsibilities are substantially the same as Mr. Vea). Mr. Vea's current annual base salary is $425,000.

The contract provides for a lump-sum severance payment if Mr. Vea's employment is terminated under certain circumstances by the Company or by Mr. Vea. The amount of the payment would be equal to the unpaid base salary for the remaining term of the contract (but not less than one year) unless Mr. Vea terminates his employment for "good reason" which would include a "change in control" of the Company (as defined in the contract), in which case the severance payment would be based upon his base salary for a three-year period, plus an amount equal to the larger of the performance bonus paid in the preceding year or the average of the performance bonuses paid in the preceding three years. Mr. Vea is required to pay any excise taxes with respect to any compensation paid to him that would represent an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), unless the Board has previously approved the events consisting of the change in control or Mr. Vea has terminated his employment for certain of the criteria that constitute good reason after a change in control of the Company has occurred.

EMPLOYMENT AGREEMENTS FOR NAMED EXECUTIVE OFFICERS

Both of the executive vice presidents of the Company are parties to an employment agreement. The agreements have terms ending June 30, 2006; however, the term is automatically extended for successive terms of one year each unless either party elects not to further extend the term by providing written notice at least sixty days prior to the scheduled expiration. The agreements provide for minimum annual base salaries, which are reviewed annually by the Compensation Committee. The current annual base salaries of these officers are:
Archie M. Brown - $258,000, and Martin M. Zorn - $247,500. Both of these officers also participate in the Company's other compensation plans.

The agreements provide for a lump sum severance payment equal to one times the base salary then in effect if the Company terminates the officer's employment without cause and in the absence of "change in control" or if the officer terminates employment because of a material breach by the Company. If the executive officer's employment is terminated within six months before or two years after a "change in control" for any reason other than death, disability or cause, or if the officer terminates his employment for good reason six months before or within two years after a change in control, then the officer is entitled to receive a lump sum severance payment equal to the greater of (1) an amount that when added to all other accelerated payments or benefits would be equal to 2.9 times the "base amount" as defined in section 280G of the Code or
(2) 2.9 times the base amount minus any excise taxes payable by the executive as an "excess parachute payment."

The agreements contain restrictive covenants for the benefit of the Company that prohibit the officer from: (1) working in a similar capacity for a competitive enterprise for two years from the date of termination of employment (one year in the event that the employment is terminated without cause) within any county in which the Company or its subsidiaries have an office or a branch; (2) soliciting or interfering with the Company's customers; and (3) soliciting or hiring the Company's employees.

Mr. Carroll is party to a Senior Officer Change in Control Benefits Agreement. The agreement has a term ending December 31, 2006; however, the term is automatically extended for successive terms of one year unless either party elects not to further extend the term by providing written notice prior to November 30 of the year for which notice is given. If Mr. Carroll's employment is terminated within twelve months following a "change in control" for any reason other than death, disability, retirement or cause, or if he terminates his employment for good reason within twelve months following a "change in control", then he is entitled to a lump sum severance payment equal to one times the "base amount" as defined in Section 280G of the Code. The payment to Mr. Carroll would be reduced by the full amount that such payment, when added to all other payments or benefits of any kind by reason of the "change in control" constitutes an "excess parachute payment". In the event Mr. Carroll's employment is terminated for any reason other than death, disability, retirement or cause prior to a "change in control", he is entitled to receive a monthly severance benefit payable for six months equal to his salary for the preceding year divided by twelve.

The agreement contains restrictive covenants for the benefit of the Company that prohibit Mr. Carroll from: (1) working in a similar capacity for a competitive enterprise for twelve months from the date of termination of employment (six months in the event that the employment is terminated without cause) within any county in which the Company or its subsidiaries have an office or branch; (2) soliciting or interfering with the Company's customers; and (3) soliciting or hiring the Company's employees.

                            OTHER COMPENSATION PLANS

2003 STOCK OPTION AND INCENTIVE PLAN

The Company's 2003 Stock Option and Incentive Plan reserves a total of 1,000,000 shares of common stock that may be issued in awards in the form of stock options, restricted shares, performance shares and performance units. No more than 300,000 of the shares reserved for issuance under the plan may be issued in the form of restricted shares, performance shares or performance units. As of February 28, 2006, 188,065 shares of common stock were available for issuance under the plan. The total number of shares which may be granted to any participant during any calendar year under all forms of awards may not exceed 200,000 shares. The Compensation Committee of the Board of Directors has broad discretion to determine the form and amounts of awards and to administer and interpret the plan.

2003 EXECUTIVE ANNUAL AND LONG-TERM INCENTIVE PLAN

Under the Cash Incentive Plan, Messrs. Vea, Brown, and Zorn are awarded annual cash bonus compensation upon the attainment of objective performance targets. The target annual bonuses (as a percentage of base salary) are equal to 60% for Mr. Vea and 45% for the other executive officers. The maximum annual bonuses for Mr. Vea and the other executive officers are 100% and 80%, respectively. No bonus is paid if the minimum threshold award levels are not achieved. Prior to 2006, annual bonuses were based on growth of earnings per share, credit quality and certain strategic drivers (collectively, the "Annual Objectives"). The strategic drivers were based on the Company's strategic plan and relate to each executive's job responsibilities. Each of these executive officers had three to five strategic drivers as award criteria. The performance measures are weighted 33% for earnings per share growth, 33% for credit quality and 34% for strategic drivers. For 2006, the Compensation Committee approved the Annual Objectives and related thresholds for the minimum, target and maximum award levels on January 18, 2006. The Annual Objectives for the plan year ended December 31, 2006 are earnings per share and credit quality and are weighted 66% for earnings per share growth and 34% for credit quality. In the event an annual bonus is earned, sixty percent (60%) is paid and the remaining forty percent (40%) is deferred for payment and is contingent upon the Company achieving long-term goals relating to growth in earnings per share, credit quality and certain other factors determined by the Compensation Committee. The executive officers will be paid a lump sum amount equal to 115% of their aggregate deferred bonus amount if the long-term target thresholds are met and 200% if the long-term maximum thresholds are met. No payment is to be made if the long-term target thresholds are not achieved. Furthermore, no interest is paid on any deferred bonus amounts. Mr. Carroll is not and Ms. Stoke was not a participant in the plan.

401(K) PLAN

The Company maintains the Integra Bank Corporation Employees 401(k) Plan (the "401(k) Plan") for substantially all full-time and part-time employees. Employees may voluntarily contribute to the plan. The Company matches employee contributions in an amount equal to 100% of the employee's contributions up to 3% of the employee's compensation plus 50% of the employee's contributions greater than 3% and up to 5% of the employee's compensation. The Company may also make an additional profit sharing contribution to the plan, subject to the discretion of the Board of Directors. There was no profit sharing contribution made for 2005.

                              AUDIT-RELATED MATTERS

                          REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for monitoring the integrity of the Company's consolidated financial statements, the Company's system of internal controls, the qualifications and independence of the Company's independent registered public accounting firm, the performance of the Company's internal and independent auditors and the Company's compliance with legal and regulatory requirements. We have the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the Company's independent registered public accounting firm. The Committee has three independent directors and operates under a written charter adopted by the Board. The Board has determined that each Committee member is independent under the standards of director independence established under our Corporate Governance Principles and the Nasdaq listing requirements and is also "independent" for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company's internal control over financial reporting. The Company's independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management's report on the Company's internal control over financial reporting. Our responsibility is to oversee and review the financial reporting process and to review and discuss management's report on the Company's internal control over financial reporting. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

We held thirteen meetings during fiscal 2005. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal auditors and the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP ("PWC").

We have adopted a formal, written charter which was revised and approved by the full Board of Directors of the Company on February 15, 2006. The charter specifies the scope of the Audit committee's responsibilities and how it should carry out those responsibilities. A copy of the charter is attached as Exhibit A to this Proxy Statement.

We discussed with the Company's internal auditors and PWC the overall scope and plans for their respective audits. We met with the internal auditors and PWC, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal controls. We reviewed and discussed the Company's progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board's (PCAOB) Auditing Standard No. 2 regarding the audit of internal control over financial reporting.

We reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2005 with management, the internal auditors and PWC. We reviewed and discussed with management, the internal auditors and PWC management's annual report on the Company's internal control over financial reporting and PWC's attestation report. We also discussed with management, internal auditors and PWC the process used to support certifications by the Company's Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company's periodic filings with the Securities and Exchange Commission and the processes used to support management's annual report on the Company's internal controls over financial reporting.

We also discussed with PWC matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

PWC also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and represented that it is independent from the Company. We discussed with PWC their independence from the Company. When considering PWC's independence, we considered if services they provided to the Company beyond those rendered in connection with their audit of the Company's consolidated financial statements, reviews of the Company's interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q and the attestation of management's report on internal control over financial reporting were compatible with maintaining their independence. We also reviewed, among other things, the audit, audit-related and tax services performed by, and the amount of fees paid for such services to, PWC. We received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board that the Company's audited consolidated financial statements for the fiscal year ended December 31, 2005 be included in the Company's Annual Report on Form 10-K.

We annually review the performance of and appoint the independent registered public accounting firm. Following a competitive bid process, we unanimously decided to engage Crowe Chizek and Company LLC to serve as the

Company's independent registered public accounting firm for the fiscal year ending December 31, 2006 and are presenting the selection to the shareholders for ratification.

Submitted by the Audit Committee: Robert W. Swan; Chair; H. Ray Hoops; and Daniel T. Wolfe.

                INFORMATION CONCERNING PRINCIPAL ACCOUNTING FIRM

The following table sets forth the aggregate fees billed to the Company by PWC, our principal accounting firm, for the years ended December 31, 2005 and December 31, 2004:

   FEE CATEGORY       2005 FEES   2004 FEES
   ------------      ----------   ---------
Audit Fees           $  818,836    $870,858
Audit-Related Fees            0           0
Tax Fees                205,735      84,063
All Other Fees                0      21,410
                     ----------    --------
Total  Fees          $1,024,571    $976,331
                     ==========    ========

Audit Fees. Consists of fees billed for professional services rendered for the audit of the Company's consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PWC in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees".

Tax Fees. Consists of fees billed for professional services for federal and state tax compliance, tax advice, tax planning, and assistance with the Internal Revenue Service audit.

All Other Fees. Consists of fees for review of information and other authorized and approved services other than the services reported above.

PWC's report on the Company's consolidated financial statements for the years ended December 31, 2005 and 2004 and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, did not contain an adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2005 and 2004, and the subsequent interim period through March 6, 2006, there were no disagreements with PWC on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to PWC's satisfaction, would have caused PWC to make reference to the subject matter in its reports for such year; nor were they any reportable events as defined in Item 304(a)( 1)(v) of Regulation S-K.

                      PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee pre-approves all audit and permissible non-audit services to be provided to the company by PWC prior to commencement of services. Mr. Swan, Audit Committee Chairman, has the delegated authority to pre-approve such services up to a specified aggregate fee amount and these pre-approval decisions are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee approved the engagement of PWC as the Company's independent registered public accounting firm for 2005 prior to the time PWC commenced providing those services. The Company has adopted pre-approval policies which require the Audit Committee or its designee, Mr. Swan, to pre-approve proposed services from PWC. The Audit Committee may approve certain specific categories of services within a specific range of fees up to twelve months in advance. Any proposed services not included within the specific categories of pre-approval services or exceeding pre-approved cost levels or budgeted amounts require separate pre-approval by the Audit Committee.

                          COMPARATIVE STOCK PERFORMANCE

The following is a line graph comparing the cumulative total shareholder return over the years 2000 through 2005 among the Company (IBNK); broad-based industry peer group index (NASDAQ Composite); and Midwest bank index (SNL Midwest Bank Index). It assumes that $100 was invested December 31, 2000, and all dividends were reinvested. The shareholder return shown on the graph is not necessarily indicative of future performance.

                               (PERFORMANCE GRAPH)

                                                    PERIOD ENDING
                           ---------------------------------------------------------------
INDEX                      12/31/00   12/31/01   12/31/02   12/31/03   12/31/04   12/31/05
-----                      --------   --------   --------   --------   --------   --------
Integra Bank Corporation    100.00      85.10      76.24      98.98     107.33     102.05
NASDAQ Composite            100.00      79.18      54.44      82.09      89.59      91.54
SNL Midwest Bank Index      100.00     102.20      98.59     126.20     142.40     137.21

                          TRANSACTIONS WITH MANAGEMENT

Directors and officers of the Company and its subsidiaries and their affiliates have transactions with the Company's subsidiaries. These transactions consist of extensions of credit made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, those transactions do not involve more than a normal risk of being collectible or present other unfavorable terms.

                 PROPOSALS FOR SHAREHOLDER ACTION AT THE MEETING

                     PROPOSAL 1: ELECTION OF FOUR DIRECTORS

Four directors are to be elected at the meeting for a three-year term ending at the 2009 Annual Meeting. Sandra Clark Berry, Thomas W. Miller, Richard M. Stivers and Michael T. Vea, who are presently directors of the Company, have been nominated by the Board of Directors based on the recommendation of the Nominating and Governance Committee. The accompanying proxy will be voted for the Board of Directors' nominees, except where authority to so vote is withheld. Should the nominees be unable to serve, the proxy will be voted for such persons as shall be designated by the Board of Directors.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOUR NOMINEES FOR DIRECTOR.

        PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Crowe Chizek and Company LLC as independent registered public accounting firm for the Company for 2006. While it is not required to do so, the Board of Directors is submitting the selection of Crowe Chizek for ratification in order to permit shareholders to express their approval or disapproval. In the event of a negative vote, the Audit Committee may reconsider this appointment. PricewaterhouseCoopers LLP ("PWC") served as independent registered public accounting firm for 2005. Representatives of PWC will be present at the meeting and will be given an opportunity to respond to questions and make a statement, if they desire.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION
        OF THE APPOINTMENT OF CROWE CHIZEK AND COMPANY LLC AS INDEPENDENT
                   REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006.

                  SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

The date by which shareholder proposals must be received by the Company for inclusion in the proxy materials relating to the 2007 annual meeting of shareholders is November 17, 2006. The Company's By-Laws provide that shareholders are required to give advance notice to the Company of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before a shareholders' meeting. With respect to annual meetings, the By-Laws generally provide that a shareholder of record entitled to vote at such meeting may nominate one or more persons for election as director or directors or properly bring business before such meeting only if the shareholder gives written notice thereof to the Secretary of the Company not less than 90 days prior to the annual meeting. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal. These advance notice and eligibility provisions are set forth in Article II, Section 9, and Article III,
Section 8 of the Company's By-Laws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to Secretary, Integra Bank Corporation, 21 S. E. Third Street, P.O. Box 868, Evansville, Indiana 47705-0868.

                                                                       EXHIBIT A

                                 CHARTER OF THE
                  AUDIT COMMITTEE OF THE BOARDS OF DIRECTORS OF
                            INTEGRA BANK CORPORATION
                                       AND
                                INTEGRA BANK N.A.

PURPOSE

The Audit Committee of the Boards of Directors of Integra Bank Corporation (the "Company") and Integra Bank N.A. (the "Bank") is appointed by the Boards to assist the Boards in monitoring (1) the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company, (2) the independent auditor's qualifications and independence, (3) the performance of the Company's internal audit function, (4) the performance of the independent auditor, and (5) the Company's compliance with legal and regulatory requirements.

The Committee is responsible for producing the annual report required by the regulations of the Securities and Exchange Commission (the "SEC") to be included in the Company's proxy statement.

The Committee also performs all duties required by the FDIC to be performed by the audit committee of the Bank that the Boards of Directors determine are appropriate to the size of the Bank and the complexity of its operations. The Committee will continue to perform those duties so long as the Bank meets the "holding company exception" to the FDIC's audit committee requirements (currently, the subsidiary must have total assets of less than $5 billion or total assets of $5 billion or more and a composite CAMELS rating of 1 or 2).

The Committee also performs all duties required by Part 9 of the regulations of the Comptroller of the Currency (the "OCC") to be performed by a fiduciary audit committee of the Bank.

MEMBERSHIP

The Committee shall consist of at least three directors. The members of the Committee shall meet the independence and experience requirements of the Nasdaq Stock Market applicable to National Market issuers, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), SEC rules and regulations, FDIC requirements and OCC requirements.

The Committee shall consist of a majority of members who are not also members of any committee to which the Boards of Directors have delegated power to manage and control the fiduciary activities of the Bank.

Each member of the Committee shall (1) meet the standards for an independent director and the heightened standards of independence for Audit Committee members as set forth in the Company's Corporate Governance Principles; and (2) be an "outside director independent of management" within the meaning of FDIC requirements.

"Outside director independent of management" means a person determined to so qualify at least annually by the Boards of Directors. In making such determination, the Boards of Directors should consider all relevant information. If any depository institution subsidiary is a "large institution" within the meaning of FDIC regulations (currently total assets in excess of $3 billion at the beginning of the year), then the Committee shall not include any "large customers" of such subsidiary, as determined by the Boards of Directors.

All members of the Committee shall be able to read and understand fundamental financial statements. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or have been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. At least one member of the Committee shall be an audit committee financial expert as defined by the SEC. Two members of the Committee must have banking or related financial management expertise if any depository institution subsidiary is a "large institution" within the meaning of FDIC regulations (currently, total assets in excess of $3 billion at the beginning of the year). Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

The Committee shall determine whether members should undergo any initial or annual training to help them fulfill their responsibilities.

The Committee members shall serve at the pleasure of the Boards. Unless a Chair is appointed by the full Boards, the members of the Committee may designate a Chair by vote of the Committee members.

MEETINGS

The Committee shall meet at least six times annually or more frequently as circumstances dictate, the schedule and frequency of meetings to be determined by the Boards of Directors or the Committee. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions to discuss any matters that the Committee or any of these groups believes should be discussed privately. The Committee may request any officer or employee of the Company or the Bank or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee.

AUTHORITY AND RESPONSIBILITIES

The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, as required by Section 10A(m)(2) of the Exchange Act. The Committee shall preapprove all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for the Company by its independent auditor (subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Committee prior to completion of the audit). The independent auditor shall report directly to the Committee.

The Committee may form and delegate authority to the Chair or subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such persons to grant preapprovals shall be presented to the Committee at its next scheduled meeting.

The Committee shall have the authority, to the extent it deems necessary or appropriate and without seeking Board approval, to retain independent legal, accounting or other advisors. The Committee is not precluded from seeking advice from regular outside counsel to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report, to any advisors employed by the Committee and for ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Committee shall have the authority to approve standing delegations to management.

The Committee shall make regular reports to the Boards. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Boards for approval. The Committee shall annually review the Committee's own performance.

The Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

     Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management's discussion and analysis, and recommend whether the audited financial statements should be included in the Company's Form 10-K.

     Review and discuss with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor's reviews of the quarterly financial statements.

     Discuss with management and the independent auditor major issues regarding accounting principles and financial statement presentations, including all critical accounting policies, practices and estimates used and required disclosures related thereto, the adequacy and disclosure of reserves, any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies.

     Review and discuss reports from the independent auditor required to be provided to the Committee by Section 10A(k) of the Exchange Act on:

     all critical accounting policies and practices to be used;

     all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

     other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

     Discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

     Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as the Company's off-balance sheet structures.

     Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

     Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

     Review disclosures made to the Committee by the Company's Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Forms 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the company's internal controls.

     Review and approve all related-party transactions not otherwise approved by the full Boards.

     Review with management and the independent accountants the basis for their respective reports issued pursuant to FDIC requirements, including call reports, FDICIA documentation and reporting and other similar reports, as well as any statement of management's responsibilities for financial statements and internal controls.

Oversight of the Company's Relationship with the Independent Auditor

     Review and evaluate the lead partner of the independent auditor.

     Discuss with the independent auditor at least annually: (a) the independent auditor's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and (c) any steps taken to deal with any such issues.

     Ensure receipt from the independent auditor of a formal written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1, and actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor. The Audit Committee shall take, or recommend that the Boards take, appropriate action to oversee the independence of the independent auditor.

     Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by Section 10A(j) of the Exchange Act.

     Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

     Recommend to the Boards policies for the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

     Discuss with the national office of the independent auditor issues on which it was consulted by the Company's audit team and matters of audit quality and consistency.

     Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company's Internal Audit Function

     Review the appointment and replacement of the senior internal auditing executive.

     Review the significant reports to management prepared by the internal auditing department and management's responses.

     Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

     Review with the Boards the performance of the Company's internal audit function.

Compliance Oversight Responsibilities

     Discuss with the independent auditor whether during the audit the auditor detected or became aware of any illegal act that has or may have occurred and whether the provisions of Section l0A (b) of the Exchange Act have been followed.

     Obtain reports from management and the Company's senior internal auditing executive that the Company is and its subsidiaries are in conformity with applicable legal requirements and the Company's Code of Business Conduct. Review reports and disclosures of insider and affiliated party transactions. Advise the Boards with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Business Conduct.

     Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

     Discuss with counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies.

     Conduct or authorize investigations into any matters within the Committee's scope of responsibility.

     Provide such reports or disclosures concerning the activities or composition of the Committee as may be required by the rules of the SEC, the Nasdaq Stock Market, the FDIC or the OCC and other regulatory authorities.

Oversight of the Audit of Fiduciary Activities

     Ensure that the Bank arranges for a suitable audit of all significant fiduciary activities at least once during each calendar year by internal or external auditors responsible only to the Committee.

     Consider and approve, if appropriate, major changes to fiduciary principles and practices as suggested by the auditors or management.

     Following the completion of the annual audit of the Bank's fiduciary activities, review separately with management and the auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

Limitation of Audit Committee's Role

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

(INTEGRA BANK CORPORATION LOGO)
21 S.E. Third Street, P.O. Box 868, Evansville, Indiana 47705-0868

                                                                             control number
                                                                             computer-printed in box
                                                                             -----------------------
                                                                             999999999999
                                                                             -----------------------
                                                                             CONTROL NUMBER

Shareholder name and address
computer-printed here for
window of envelope

                                                                             999999999999
                                                                             (Share holding computer
                                                                             printed here)


        VOTE BY INTERNET                  VOTE BY TELEPHONE                   VOTE BY MAIL
HTTPS://WWW.PROXYVOTENOW.COM/IBNK          1-866-242-2789

HAVE THIS FORM AVAILABLE when you   Call toll-free on a            Unless you have voted by Internet
visit the secure voting site and    touch-tone phone, 24 hours a   or by telephone, mark, sign and
follow the simple instructions.     day, seven days a week. HAVE   date your proxy card and return
You may elect to receive an e-      THIS FORM AVAILABLE when you   it in the postage-paid envelope
mail confirmation of your vote.     call and follow the simple     provided. Or return it to Integra
                                    instructions.                  Bank Corporation, Trust Services,
                                                                   P.O. Box 868, Evansville, Indiana
                                                                   47705-0868.

       YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE
            SAME MANNER AS IF YOU HAD MARKED, SIGNED, DATED AND RETURNED YOUR PROXY CARD.

          YOUR VOTE MUST BE RECEIVED NO LATER THAN 11:59 P.M. EDT ON APRIL 18, 2006, TO BE
                                    INCLUDED IN THE FINAL TALLY.

Detach here                                                                              Detach here

                                      INTEGRA BANK CORPORATION

[X]  Mark boxes below in this manner.

                                                                             -----------------------
                                                                             999999999999
                                                                             -----------------------
                                                                             control number
                                                                             repeated here

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

1.   ELECTION OF DIRECTORS:         [ ]  FOR all nominees listed   [ ]  WITHHOLD AUTHORITY
     (CLASS II term to expire            below (except as marked        to vote for all
     2009)                               to the contrary below)         nominees listed below

                   INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

01) Sandra Clark Berry      02) Thomas W. Miller      03) Richard M. Stivers      04) Michael T. Vea

2.   To ratify the appointment of Crowe Chizek and Company LLC as independent registered public accounting firm for 2006.

FOR [ ]                             AGAINST [ ]                    ABSTAIN [ ]

Please mark here if you plan to attend the Annual Meeting of Shareholders on April 19, 2006. [ ]


                                                                                              , 2006
---------------------------------   ----------------------------   ---------------------------
            Signature                Signature, if held jointly                 Date

Please sign exactly as name
appears hereon. Joint owners
should both sign. Trustee,
corporate officers and others
signing in a representative
capacity should indicate the
capacity in which they sign.

                                                                   ---------------------------------
                                                                        Daytime Telephone Number

                           THIS PROXY IS VALID ONLY WHEN SIGNED AND DATED.
                  DO NOT RETURN CARD IF YOU HAVE VOTED BY INTERNET OR BY TELEPHONE.

(INTEGRA BANK CORPORATION LOGO)

INTEGRA BANK CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, April 19, 2006

Integra Bank
Worthington Room - Lower Level
21 S.E. Third St.
Evansville, Indiana

8:30 a.m. CDT - Continental Breakfast
9:30 a.m. CDT - Shareholders' Meeting

                DIRECTIONS TO INTEGRA BANK - DOWNTOWN EVANSVILLE

                                 (LOCATION MAP)

                             YOUR VOTE IS IMPORTANT.
     DO NOT RETURN THIS CARD IF YOU HAVE VOTED BY TELEPHONE OR BY INTERNET.

Detach here                                                          Detach here

                            INTEGRA BANK CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 19, 2006
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Martin M. Zorn and Archie M. Brown, Jr., Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as below, all the shares of Common Stock of Integra Bank Corporation held of record by the undersigned on February 21, 2006, at the Annual Meeting of Shareholders to be held on April 19, 2006, or any adjournment thereof.

UNLESS YOU VOTE BY TELEPHONE OR BY INTERNET, PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING OF SHAREHOLDERS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. ALL FORMER PROXIES ARE HEREBY REVOKED.

    UNLESS YOU HAVE VOTED BY TELEPHONE OR BY INTERNET, PLEASE MARK YOUR PROXY
     ON THE REVERSE SIDE, SIGN IT AND DATE IT, AND RETURN IT PROMPTLY IN THE
                               ENVELOPE PROVIDED.

If you agree to access the Annual Report and Proxy Statement electronically in the future, please mark this box. [ ]

Comments:

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